Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills or Tom Ryan

Integrated Corporate Relations, Inc.

310-395-2215

jmills@icrinc.com

CUTERA, INC. ANNOUNCES NEW BOARD MEMBER

Brisbane, California, June 9, 2004 – Cutera, Inc. (NASDAQ:CUTR), a leading manufacturer of laser and other light-based aesthetic systems for practitioners worldwide, announced today the appointment of Mark Lortz to its Board of Directors. Mr. Lortz, an independent director, will be the newest member of Cutera’s board and will sit on its audit committee.

Commenting on the announcement, Cutera President and Chief Executive Officer Kevin Connors said, “We are pleased to have Mark join our board with his strong entrepreneurial background. Mark has played a critical role in the successful development and launch of major new products at TheraSense and LifeScan and we are looking forward to his contributions during our board sessions.”

Mr. Lortz currently serves as the Chairman, President and Chief Executive Officer of Therasense, which was recently acquired by Abbott Laboratories. Prior to TheraSense, Mr. Lortz held several positions at LifeScan, including Vice President, Operations and Group Vice President, Worldwide Business Operations. Prior to LifeScan, Mark has 18 years of experience with the General Electric Company in several divisions. He serves on the Board of IntraLase, a manufacturer of lasers for ophthalmology applications, and holds an MBA in Management from Xavier University and a BS in Engineering Science from Iowa State University.

# # #

About Cutera, Inc.

CuteraTM designs, develops, manufactures and markets the CoolGlide® family of products for use in laser and other light-based aesthetic applications. The original CoolGlide CVTM provides permanent hair reduction on all skin types. The second generation CoolGlide Excel® incorporated features that added the capability to treat a variety of vascular lesions, which include facial telangiectasia, spider and reticular leg veins. The CoolGlide VantageTM added non-ablative skin therapy to the range of applications offered by the system. The CoolGlide XeoTM added the capability to treat pigmented lesions. The new Xeo SATM offers a platform for next-generation, intelligent pulsed light treatment, with an upgrade path to the CoolGlide Xeo.